Exhibit 5

K&L Gates llp Hearst Tower 47th Floor 214 North Tryon Street Charlotte, NC 28202 T 704.331.7400 F 704.331.7598 klgates.com

March 31, 2015

Energous Corporation

3590 North First Street, Suite 210

San Jose, CA 95134

Ladies and Gentlemen:

We have acted as counsel to Energous Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 459,542 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to a registration statement on Form S-8 (such registration statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”) under the Securities Act filed with the Securities and Exchange Commission (the “Commission”) in connection with certain Inducement Restricted Stock Award Agreements issued to certain Company employees on August 24, 2014, November 13, 2014, and December 24, 2014 (the “RSU Award Agreements”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined: (a) the Registration Statement, (b) the Company’s Second Amended and Restated Certificate of Incorporation, as amended and supplemented through the date hereof, (c) the Company’s Amended and Restated Bylaws as in effect on the date hereof, (d) the RSU Award Agreements, and (e) a certificate of an officer of the Company, dated as of the date hereof. Other than our review of the documents listed in (a)-(e) above, we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion and we make no representation as to the scope or sufficiency of our document review for your purposes. With your consent, our opinion is qualified in all respects by the scope of such document examination.

For the purposes of this opinion letter, we have assumed that: (a) each document submitted to us is accurate and complete; (b) each such document that is an original is authentic; (c) each such document that is a copy conforms to an authentic original; (d) all signatures on each such document are genuine; and (e) the Company is and shall remain at all times a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of those assumptions.

Energous Corporation

March 31, 2015

In rendering our opinion below, we also have assumed that: (a) the Company will have sufficient authorized and unissued shares of Common Stock at the time of each issuance of a Share under the RSU Award Agreements; (b) the Shares will be evidenced be appropriate certificates, duly executed and delivered or the Company’s Board of Directors will adopt a resolution, providing that all Shares shall be uncertificated in accordance with Section 158 of the Delaware General Corporation Law (the “DGCL”), prior to their issuance; (c) the issuance of each Share will be duly noted in the Company’s stock ledger upon its issuance; and (d) the Company will receive consideration for each Share at least equal to the par value of such share of Common Stock, in the amount required by the RSU Award Agreements and approved by the Company’s Board of Directors pursuant to a resolution authorizing the issuance of such Share adopted at a meeting or by unanimous consent to action without a meeting in accordance with the DGCL.

Our opinion set forth below is limited to the DGCL, including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when, and if, issued pursuant to the terms of the RSU Award Agreements will be validly issued, fully paid, and nonassessable.

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP